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                                  SCHEDULE 13G

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. )

                    Infinity Property & Casualty Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    45665Q103
                                 (CUSIP Number)

                                February 24, 2004
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            Rule  13d-1(b)

      |X|   Rule 13d-1(c)

            Rule  13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (12-02)

CUSIP No. 45665Q103                    13G                     Page 2 of 6 Pages

--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Trinity Capital of Jacksonville, Inc.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

      (a) |X|
      (b)
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Florida
--------------------------------------------------------------------------------
                       5.   SOLE VOTING POWER

  NUMBER OF                 0
   SHARES              ---------------------------------------------------------
BENEFICIALLY           6.   SHARED VOTING POWER
  OWNED BY
    EACH                    1,050,000
  REPORTING            ---------------------------------------------------------
   PERSON              7.   SOLE DISPOSITIVE POWER
    WITH
                            0
                       ---------------------------------------------------------
                       8.   SHARED DISPOSITIVE POWER

                            1,050,000
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,050,000
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

CUSIP No. 45665Q103                    13G                     Page 3 of 6 Pages

--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      George M. White
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

      (a) |X|
      (b)
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
--------------------------------------------------------------------------------
                       5.   SOLE VOTING POWER

  NUMBER OF                 0
   SHARES              ---------------------------------------------------------
BENEFICIALLY           6.   SHARED VOTING POWER
  OWNED BY
    EACH                    1,050,000
  REPORTING            ---------------------------------------------------------
   PERSON              7.   SOLE DISPOSITIVE POWER
    WITH
                            0
                       ---------------------------------------------------------
                       8.   SHARED DISPOSITIVE POWER

                            1,050,000
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,050,000
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

CUSIP No. 45665Q103                    13G                     Page 4 of 6 Pages

Item 1(a).  Name of Issuer:

            Infinity Property & Casualty Corporation

Item 1(b).  Address of Issuer's Principal Executive Offices:

            2204 Lakeshore Drive
            Birmingham, Alabam 35209

Item 2(a).  Names of Persons Filing:

            Trinity Capital of Jacksonville, Inc.
            George M. White

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            1819 Goodwin Street
            Jacksonville, Florida 32204

Item 2(c).  Citizenship:

            Trinity Capital of Jacksonville, Inc.- a Florida corporation George M. White- United States of America

Item 2(d).  Title of Class of Securities

            Common Stock

Item 2(e).  CUSIP Number:

            45665Q103

Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b). or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

      (a)   Broker or dealer registered under Section 15 of the Exchange Act.

      (b)   Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c)   Insurance company as defined in Section 3(a)(19) of the Exchange
            Act.

      (d) Investment company registered under Section 8 of the Investment Company Act.

      (e)   An investment adviser in accordance with Rule 13d-(1)(b)(1)(ii)(E);

      (f) An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

      (g) A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

      (h) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

      (j)   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

CUSIP No. 45665Q103                    13G                     Page 5 of 6 Pages

Item 4. Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned:

                  Trinity Capital of Jacksonville, Inc. - 1,050,000 George M. White- 1,050,000

      (b)   Percent of class: 5.1%

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote:

                  0

            (ii)  Shared power to vote or to direct the vote:

                  Trinity Capital of Jacksonville, Inc. - 1,050,000 George M. White- 1,050,000

            (iii) Sole power to dispose or to direct the disposition of:

                  0

            (iv)  Shared power to dispose or to direct the disposition of:

                  Trinity Capital of Jacksonville, Inc. - 1,050,000 George M. White- 1,050,000

Item 5.  Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

      Trinity Capital of Jacksonville, Inc. and George M. White are general partner and managing general partner respectively of, and have purchased the shares on the behalf of, Trinity Fund, Ltd. and Spirit Fund, Ltd. Trinity Fund, Ltd. and Spirit Fund, Ltd. have the right to receive dividends from, and proceeds from the sale of, the securities.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

        N/A

Item 8.  Identification and Classification of Members of the Group.

         Trinity Capital of Jacksonville, Inc. - CO
         George M. White- IN

Item 9.  Notice of Dissolution of Group.

         N/A

Item 10.  Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No. 45665Q103                    13G                     Page 6 of 6 Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

March 12, 2004                          /s/ George M. White
-------------------------------         ----------------------------------------
         Date                           George M. White
                                        Vice President
                                        Trinity Capital of Jacksonville, Inc.,
                                        general partner of Trinity Fund, Ltd.
                                        and Spirit Fund, Ltd.

March 12, 2004                          /s/ George M. White
-------------------------------         ----------------------------------------
         Date                           George M. White
                                        Managing General Partner of
                                        Trinity Fund, Ltd. and Spirit Fund, Ltd.


                                      -6-